Special Meeting of Shareholders

March 17, 2009

Dear Shareholders

Finally, we have this opportunity to meet and today I would like to bring you up to date on Aura Systems. While the experiences of the past are important in appreciating the issues and challenges that we faced since the reorganization in February of 2006, they are the events of yesterday. I will not dwell on the past but rather focus on the present and what I believe to be a very very exciting future. I am going to talk about our AuraGen technology and its significance to our lives. I will also talk about our business, its status and the future.

Before I share my thoughts and beliefs, before I speculate about the future, I must caution you. My thoughts and beliefs are speculative in nature, future events may not occur due a variety of reasons which may not be in our control, timing may be delayed for numerous unknown reasons, and everything can go wrong.

Back in May of 2000 long before I joined the Company, we were notified by the Ballistic Missile Defense Office that the AuraGen technology was selected for an award as one of the 21 innovations out of hundreds of technologies that were examined. The selection criterion was the potential to provide ‘significant economic and social return to the nation’.

It took years of frustrations, disappointments, hard work, determination and perseverance to get to this point where we can start to demonstrate the potential cited by the Ballistic Missile Defense Office almost 10 years ago.

As many of us already know, the AuraGen is not just a product, but a whole technology, that addresses mobile electric power needs across many different industries, provides solutions in some industries that have significant impact for reduction of harmful emissions, and provides new opportunities in alternative energy such as wind turbines. This technology took over 500 man-years of engineering to develop, over 6 years of testing, and 10’s of millions of dollars for commercialization. The motivation for such a large investment in both dollars and time is our intellectual property in the form of patent coverage and proprietary know-how and expertise that we developed over the last 15 years.

I was fortunate to become part of this exciting experience in 2006 as part of a reorganized company. The intellectual property of our Company was, when I joined, and is today, the driving force that offers us the opportunity to provide unique new solutions across many different users at competitive pricing. We are constantly striving to increase our IP with new patent applications, additional proprietary know-how and more experience.

During the last several years, our engineering staff was, and is, diligently advancing the AuraGen product in terms of new configurations that allow for modular building blocks to provide higher power levels, new features such as a complete power management system, increasing our DC output capability when the prime mover is off, synchronous combined output from dual systems, 3 phase AC power, smaller footprint systems for applications that require less power and limited space, and much more. These developments are needed to make the AuraGen the mobile power of choice among diverse users.

Our Business plan and approach

There are six key elements to our business approach.

1.	System Integration- Our objectives are to focus on our strengths which are in the areas of: engineering, system integration and sales and marketing.

2.

Aggressively Protect Our Intellectual Property- We believe that a policy of actively protecting our patents and know-how is an important component of our strategy to retain our unique position and provide us with a long-term competitive advantage

3.

Out Source Manufacturing- We realized that there are many quality-manufacturing houses with existing capacity resources and capability that can economically build parts and components to meet our specifications and drawings. Thus, we have decided to have third parties custom build the different sub-assemblies for us. We acquire the sub-assemblies and assemble them into finished goods on our assembly line and test every unit under high speed before it is packaged for shipment.

4.

Out Source Vehicle Integration and Installation -There are many organizations across the country with expertise in installation of products with similar general components and systems such as belt driven mounts, power-take-off (“PTO”) etc. We have decided to have such third parties integrate our products into the required vehicles.

5.

Broaden and Enhance Our Product Line- We believe that research and development is essential to improve our product, develop additional options and maintain a leadership position. Our present strategy is to complete our 9inch diameter system as well as a 30,000 Watts machines and even a much larger machine for wind applications. In addition to new generators we constantly upgrade our control and power management system with new capabilities.

6.	Marketing Position

Our marketing approach is to position the AuraGen as the Mobile Power Solution of Choice for numerous industries that require power during their daily work while they are away from the grid, and in addition position the AuraGen with our unique control system as the generator of choice for wind turbine applications.

As everyone knows, we as a country are experiencing an economic slowdown not seen for a very long time, yet we started our new fiscal year with good momentum. In military applications, it appears that over the next few months we potentially will have significant orders from a number of organizations to deliver during this fiscal year. Of course it is very important to remember and understand that future events are speculative in nature and may be delayed or not happen at all. We also believe that we are positioned to greatly benefit from potential upcoming modernization of our aging military vehicles with such programs as JLTV and WIN-T.

On the commercial side, we are extremely well positioned in a number of applications. In the all-electric transport refrigeration area, our solution provides for the complete elimination of the second diesel engine which clearly results in the complete eliminations of the emissions from that second engine as well as the fuel utilized and maintenance incurred by the second engine in running the refrigeration. We have performed an analysis that demonstrates that if our solution is adopted across the approximate 112,000 mid size refrigeration trucks in the nation, it will result in annual reduction in pollution of over 26,000 tons of NOx, 23,000 tons of CO, and over 1,400 tons of PM and at the same time save over 104,000,000 gallons of diesel fuel. I would dare to say, this represents very significant benefits to the nation and clear cost savings to the operators. In addition to the obvious benefits, we are well positioned to benefit from the new CARB regulations for Transport refrigeration that go into effect this upcoming summer. We potentially expect significant revenues to be generated this fiscal year from transport refrigeration applications.

We are currently working with a number of truck OEMs to incorporate our AuraGen into their trucks for numerous applications. The integration of the AuraGen into trucks at the factory, or port of entry, will dramatically increase our exposure with dealers and end users. We expect this business area to take off in the third quarter of this year as the economy improves and the pent-up demand increases and continue to grow rapidly over the next few years.

Like the rest of the nation, we all hope that the economy will improve later this year and businesses will again start purchasing new trucks and equipment to expand their operations. We will continue to provide mobile power solutions to commercial and industrial users in such areas as telecommunication, emergency rescue, state and municipality applications, utilities, commercial and recreational boating and services.

Recently we entered into an exclusive distribution agreement with We-Power to use our AuraGen solution in wind turbine applications throughout the world. This area has become a national priority with numerous incentives from both the federal and state governments as well as utilities. We are very pleased to be part of the We-Power solution. When the AuraGen is combined with their unique vertical turbine, the results are just incredible. We started our relationship with We-Power with an opening order for 700 AuraGen systems and we expect significant additional orders very shortly. Due to the potential for very high demand in this segment, we will most likely have to increase our capacity and hire a dedicated engineering team for wind turbine applications.

We came a long way since the farsighted vision and understanding expressed by Ballistic Missile Defense Organization in 2000. It has not been easy, it took a long time and it was not cheap. We navigated turbulent uncharted waters and made lots of mistakes along the way. At times we diverted and diluted our efforts and it took a major wake-up call in 2005 to get us back on track. On the other hand, our accomplishments are remarkable. We did with relative little resources what major organizations could not do at any cost.

Some understand the efforts and time required to do what no other man has done before. Some are critics and knew how to have done it better. Some of our decisions were very good while others could have been better. We now are at a point ready to move up to the next stage. This new stage is in charted territory, building AuraGens, improving AuraGens, adding applications, developing additional and new sales channels and sales techniques, controlling costs and generating profits for the Company and its shareholders.

Thank you for your support throughout this adventure.